INFINITY PROPERTY AND CASUALTY CORPORATION
ANNOUNCES RETIREMENT PLANS OF ITS
CHIEF FINANCIAL OFFICER

Birmingham, Alabama – April 23, 2015 – Infinity Property and Casualty Corporation (NASDAQ: IPCC) announced today that Roger Smith, the company's Executive Vice President and Chief Financial Officer, plans to retire at the end of August of this year. Mr. Smith has served as Infinity’s Chief Financial Officer since the company went public in 2003. A formal search for his replacement is underway.
Jim Gober, Infinity's CEO and Chairman, stated, "Intelligent, dedicated, tireless, are just a few of Roger's attributes from which we have benefited so greatly during his long service to this organization. I have no doubt that Roger's many talents, personal qualities and character will continue to serve him well as he pursues his dream of sharing his knowledge and experience in an academic setting. We wish him the best."
Mr. Smith added, "I have learned enough as I approach the ‘tender’ age of 55 not to presume that there will be unlimited time or an open window of opportunity to pursue other paths toward personal growth and fulfillment. In my case it is a return to the college classroom, this time as a teacher rather than a student. The 12 plus years here have been the pinnacle of my professional life, and I am grateful to Jim, our board and my colleagues for allowing me to have at least a hand in building this company into what it is today.  I share their pride in Infinity's accomplishments and will surely miss being part of Infinity’s future successes, of which I am certain there will be many."
Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with a concentration on nonstandard auto insurance. Its products are offered through a network of approximately 11,800 independent agencies and brokers. For more information about Infinity, please visit http://www.infinityauto.com.

Source:    Infinity Property and Casualty Corporation
Contact:    Kelly Langele
Investor Relations
Kelly.Langele@ipacc.com
(205) 803-8219